UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

CITRIX SYSTEMS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously reported by Citrix Systems, Inc. (the “Company”), during the third quarter of 2009, the Internal Revenue Service (“IRS”) concluded its examination of the Company’s income tax returns for 2004 and 2005 and issued a Revenue Agent’s Report (the “RAR”). The RAR asserted income tax deficiencies of approximately $81.3 million (excluding interest) for tax years 2004 and 2005. The Company agreed with all of the adjustments contained in the RAR, with the exception of those related to transfer pricing and consequential adjustments involving the intercompany transfer of certain intellectual property in earlier tax years. The transfer pricing and any consequential adjustments to the Company’s 2004 and 2005 tax years would impact its income tax liabilities in tax years subsequent to 2005. The Company filed a protest with respect to these adjustments, which caused the matter to be referred to the Appeals Division of the IRS.

In June, 2010, the Company reached a settlement in principle with the IRS regarding the income tax deficiencies asserted in the RAR. Under the terms of the settlement in principle, the Company would agree to an assessment of income tax deficiencies in full settlement of all open claims under the RAR and would resolve with finality for future years all of the transfer pricing issues raised in the RAR. Based on this, the Company expects to incur a charge of approximately $12 to $15 million in the second quarter of fiscal year 2010 under Accounting Standards Codification No. 740, “Income Taxes” (“ASC 740”). Among other things, ASC 740 requires application of a “more likely than not” threshold to the recognition and non-recognition of tax positions. It further requires that a change in management judgment related to prior years’ tax positions be recognized in the quarter of such change.

The final settlement requires the finalization of tax deficiency calculations with the IRS and a written agreement signed by the IRS. This process could take several more months to complete. There can be no assurances that a final written agreement will be obtained or that this matter will otherwise be resolved in the Company’s favor. An adverse outcome of this matter could have a material adverse effect on the Company’s results of operations and financial condition.

Item 7.01	Regulation FD Disclosure

As described above, the Company expects to incur a charge of approximately $12 to $15 million in the second quarter of fiscal year 2010 as a result of the settlement in principle with the IRS, which is expected to impact the Company’s diluted earnings per share by approximately $(0.06) to $(0.08) per share in both the second quarter and for the full fiscal year 2010. This charge was not included in the Company’s previous second quarter or full fiscal year 2010 earnings per share guidance provided by the Company in its press release dated April 21, 2010.

This Current Report on Form 8-K contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this Current Report on Form 8-K do not constitute guarantees of future performance. Investors are cautioned that the statements in this Current Report on Form 8-K that are not strictly historical statements, including, without limitation, statements regarding the Company’s settlement in principle with the IRS and its financial outlook, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation: the failure to obtain final approval of the settlement in principle with the IRS in a timely manner or at all and the impact to the Company of any corresponding adverse tax result; the impact of the global economy and uncertainty in the IT spending environment; the success and growth of the Company’s product lines; the Company’s product concentration and its ability to develop and commercialize new products and services, while maintaining growth in its core products; failure to execute the Company’s sales and marketing plans; failure to successfully partner with key distributors, resellers, OEM’s and strategic partners and the Company’s reliance on and the success of those partners for the marketing and distribution of the Company’s products; the Company’s ability to maintain and expand its business in small sized and large enterprise accounts; the size, timing and recognition of revenue from significant orders; the success of investments in its product groups, foreign operations and vertical and geographic markets; the Company’s ability to develop server, application and desktop virtualization products, and jointly market those products with Microsoft; the introduction of new products by competitors or the entry of new competitors into the markets for the Company’s products as the enterprise software landscape evolves; failure to further develop and successfully market the technology and products of acquired companies; the management of anticipated future growth and the recruitment and retention of qualified employees, and any disruptions due to changes in key personnel; risks in effectively controlling operating expenses; impairment of the value of the Company’s investments; the effect of new accounting pronouncements on revenue and expense recognition; litigation; changes in the Company’s pricing, packaging and licensing models which may impact the Company’s revenue recognition; charges in the event of the impairment of assets acquired through business combinations and licenses; competition and other risks associated with the markets for the Company’s Web-based access, collaboration and customer assistance services and for the Company’s Web application delivery appliances; unanticipated changes in tax rates or exposure to additional tax liabilities; risks of political and social turmoil; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this Current Report on Form 8-K or with respect to the matters described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Dated: June 30, 2010	By:	/s/ David J. Henshall
Name: David J. Henshall
Title: Senior Vice President and Chief Financial Officer